News Release
For Immediate Release

Contact:    Dan Chila, EVP, Chief Financial Officer (856) 691-7700

                        Sun Bancorp, Inc. Reduces Staff;
           Announces Related Moves to Cut Costs, Improve Profitability

Our mission is uncompromising...
                 ...to be the Premier Community Bank in every community we serve

VINELAND, NJ, June 26, 2006 - Sun Bancorp, Inc. (NASDAQ: SNBC) President and Chief Executive Officer Thomas A. Bracken today said that the company has internally announced a staff reduction across the entire organization of about 8% of the workforce, amounting to an annualized pre-tax cost savings of approximately $3.5 million. The company expects to record approximately $400,000 in one-time severance related charges ($.01 per share) in the second quarter. Concurrently, a salary reduction has also been announced for senior executives and the board of directors.

         The company said that it expects to report second quarter earnings per share in the range of $.18 to $.19 before the above one-time severance related charges ($.01). Earnings per share data is adjusted for the 5% common stock dividend declared in April 2006 and paid on May 18, 2006.

         "Over the past five years we have invested across all areas of the company to build a strong foundation in which to operate and grow our banking franchise," said Bracken. "As our industry and our bank face challenging times in this economic environment, we are responding decisively. Our focus going forward must be on increasing market share by retaining and growing our customer base, and most importantly, enhancing our profitability."

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          Sun Bancorp, Inc. o 226 Landis Avenue o Vineland, NJ o 08360
       (856) 691-7700 o www.sunnb.com o Member FDIC o Equal Housing Lender

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Sun Bancorp - page two

         "This staff reduction will affect about 80 positions and is the first of a series of expense reduction and process improvement initiatives that will be more fully outlined in the scheduled July 24, 2006 second quarter earnings release," said Bracken. "We are currently conducting an internal review and assessment of our operations, which will require additional moves during the balance of 2006 that are both prudent and necessary to further increase revenue and reduce the annualized run rate of overhead expenses."

         The company also today announced that two major business initiatives are already underway to create new opportunities to enhance revenue growth in the retail side of the organization.

     o Sun has engaged nationally recognized consultant Anat Bird to develop a program to build a cohesive, bank-specific sales culture and process that will create a sustainable competitive advantage for Sun's retail network. This effort is expected to be completed during the third quarter.

     o In a related move, Sun is in the final stage of a national search for a senior executive to head its retail business.

         Sun Bancorp, Inc. is a multi-state bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 80 branch locations in Southern and Central New Jersey, Philadelphia, PA, and New Castle County, DE. The bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

         The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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